SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
December 19, 2003

CONTINENTAL AIRLINES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-10323 (Commission File Number)	74-2099724 (IRS Employer Identification No.)

1600 Smith Street, Dept. HQSEO, Houston, Texas (Address of principal executive offices)		77002 (Zip Code)

(713) 324-2950
(Registrant’s telephone number, including area code)

Item 5. Other Events.
SIGNATURE

Item 5. Other Events.

On December 19, 2003, we sold approximately 28% of our investment in Orbitz in connection with their initial public offering (“IPO”), reducing our interest in Orbitz from approximately 14% to 9%. The total amount that we originally invested in Orbitz was approximately $29 million and, based on the IPO valuation, that investment had appreciated in value by approximately $100 million since March 2000. We sold 1.3 million of our 4.9 million shares of Orbitz common stock and all of our shares of Orbitz preferred stock for proceeds of $34 million, net of underwriting discount. Our gain on the sale, which is net of the Company’s original investment in such shares and amounts payable to participants under the Company’s officer retention and incentive award program in connection with the sale, was approximately $28 million ($18 million after income taxes).

Prior to the IPO, we accounted for our investment in Orbitz using the equity method of accounting based on our voting rights and board representation. As part of the IPO, we gave up one of our two seats on Orbitz’s board of directors and changed certain provisions of the corporate governance of Orbitz. Therefore, we will now account for our investment in Orbitz in accordance with Financial Accounting Standard No. 115, “Accounting for Certain Investments in Debt and Equity Securities”. Accordingly, we have designated the remaining investment as a “trading security,” based on our intention to ultimately dispose of the securities of Orbitz that we own. Under that accounting standard, our investment will be carried at its fair value, with changes to fair value reported in our income statement beginning in the fourth quarter of 2003. We anticipate that we will have a significant gain to report in the fourth quarter as a result of our remaining investment in Orbitz, based on the current value of Orbitz common stock.

Based on current information and trends (including currently anticipated unit revenue and costs), and excluding previously announced special items and the gains discussed above, we still expect to incur significant losses for the fourth quarter and full year 2003.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, Continental Airlines, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONTINENTAL AIRLINES, INC.

December 22, 2003	By	/s/ Jennifer L. Vogel

Jennifer L. Vogel Senior Vice President, General Counsel and Secretary

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